[CHECKFREE LOGO]      Media relations contact:    Investor relations contact:
                      Judy DeRango Wicks          Tina Moore
                      (678) 375-1595              (678) 375-1278
                      jdwicks@checkfree.com       tmoore@checkfree.com


--------------------------------------------------------------------------------


            CHECKFREE REPORTS SOLID FINANCIAL AND OPERATIONAL RESULTS
                        FOR THIRD QUARTER OF FISCAL 2003


        ATLANTA (April 22, 2003) - CheckFree Corporation (NASDAQ: CKFR) today announced third quarter revenues of $141.3 million and net income of $20.5 million, or $0.23 per share, on a pro forma basis; a net loss of $7.8 million, or $0.09 per share, on a GAAP basis; and free cash flow of $40.5 million.

        Total revenues for the quarter ended March 31, 2003, increased 13 percent over the comparative quarter of last year, when the company reported revenue of $124.6 million. Pro forma net income of $20.5 million for the quarter compares to pro forma net income of $5.9 million for the third quarter of fiscal 2002. Pro forma results for the quarter exclude $46.0 million of acquisition-related amortization and $1.3 million for an other-than-temporary decline in investments, offset by $19.0 million of related tax benefits. This compares to pro forma results for the third quarter of fiscal 2002 that excluded $90.3 million of acquisition-related amortization and a $15.9 million reorganization charge, offset by $22.8 million of related tax benefits. The Company calculates free cash flow by taking GAAP net cash provided by operating activities of $44.9 million and deducting property and software cash purchases of $4.4 million.

        On a GAAP basis for the quarter, CheckFree reported a net loss of $7.8 million, or a loss per share of $0.09, compared to a net loss of $77.5 million, or a loss per share of $0.89, for the third quarter of fiscal 2002. With the July 1, 2002, adoption of Statement of Financial Accounting Standards (SFAS) No. 142 regarding accounting for goodwill, the Company discontinued amortizing its remaining balance of goodwill of $529.2 million associated with previous acquisitions. Had CheckFree adopted SFAS 142 in the prior year and eliminated goodwill amortization at that time, the Company's comparative GAAP net loss would have been $35.7 million and its net loss per share would have been $0.41 for the quarter ended March 31, 2002.

        CheckFree Chairman and CEO Pete Kight said, "We continue to experience solid results across all our divisions. Through our Electronic Commerce business, we continue to broaden the reach of electronic billing and payment services to more U.S. consumers by steadily increasing the number of Consumer Service Providers that offer the service, and the number of electronic bills available to consumers. In our Software division, growth remains steady as we continue to strengthen the business relationships vital to the financial services markets we serve. Tough economic conditions persist for our Investment Services business; however, the Company's ongoing commitment to innovations important to the investment community will help us sustain our competitive lead through this challenging period. Overall, we're executing well, and we expect to continue to see the same type of solid results going forward."

                       CheckFree Reports Solid Financial and Operational Results
                                                 for Third Quarter-- PAGE 2 of 5

CORE ELECTRONIC BILLING AND PAYMENT METRICS

- CheckFree processed about 111.9 million transactions in the third quarter, an increase of 6 percent from about 105 million transactions processed in the second quarter of fiscal 2003, and a 35 percent increase over the 82 million transactions processed in the third quarter of fiscal 2002.

- Transactions in the Full Service category were up seven percent sequentially for the quarter, with active subscribers up about 11 percent sequentially to
    3.9 million. In the third quarter, CheckFree processed 80.3 million transactions and recorded revenue of $81.5 million in its Full Service category, compared to 74.9 million transactions and revenue of about $75.1 million in the prior quarter.

- Transactions in the Payment Services category were up five percent sequentially. For this category, CheckFree processed 31.6 million transactions and recorded revenue of about $12.8 million in the third quarter, compared to 30.1 million transactions and revenue of approximately $13.9 million for the prior quarter.

- CheckFree's electronic payment rate increased one percentage point to greater than 74 percent during the third quarter. Gains in the percentage of payments processed electronically reduce expenses and contribute to improved customer quality by lowering exception and claims rates.

- As of March 31, 2003, 842 Consumer Service Providers enabled consumers to both view and pay bills through CheckFree, compared with 784 at the end of the previous quarter, and about 475 at the end of the third quarter of fiscal 2002.

- CheckFree distributed more than 8.8 million e-bills in the third quarter, up 30 percent sequentially over the 6.7 million e-bills distributed in the second quarter, and up nearly 285 percent over the 3.1 million e-bills distributed in the third quarter of fiscal 2002. This equates to a run rate of more than 35 million e-bills per year.

- Consumers can now view and pay a total of 274 different e-bills through Consumer Service Providers using CheckFree's services, compared to 250 in the same period of fiscal 2002. Of these, 214 are primary bills available through distribution contracts, 28 are primary bills available through scraping technology and 32 are non-primary bills available through distribution contracts.

- During the quarter, CheckFree added seven new billers to its roster of primary billers. Five of the contracts involve CheckFree hosting electronic billing and payment directly for the biller and distributing e-bills through its Consumer Service Provider network. This takes the total number of primary billers with signed contracts for electronic billing and payment distribution to 277.

- The Company moved four primary billers into production during the quarter for a total of 214. This compares to 194 at the end of the third quarter of fiscal 2002.

                       CheckFree Reports Solid Financial and Operational Results
                                                 for Third Quarter-- PAGE 3 of 5

- More than 9 million consumers initiated a payment through CheckFree-managed services during the quarter. This metric is an indication of general consumer acceptance for paying bills online.


DIVISION PERFORMANCE

        CheckFree's ELECTRONIC COMMERCE division reported revenue of $104.5 million for the third quarter, a 16 percent growth over the $89.8 million reported in the same quarter of fiscal 2002, and operating income of $31.9 million on a pro forma basis. Pro forma results for the quarter ended March 31, 2003, exclude $43.8 million of acquisition-related amortization. This compares with pro forma operating income of $9.4 million in the third quarter last year, which excluded $85.3 million of acquisition-related amortization and a $10.9 million reorganization charge. Operating loss on a GAAP basis was $11.9 million for the recently completed third quarter compared to a loss of $86.8 million for the same quarter in fiscal 2002.

        TRANSACTION HISTORY - FIVE-QUARTER OVERVIEW
                                                  Quarter Ended
                                3/31/02    6/30/02     9/30/02    12/31/02    3/31/03
                                -----------------------------------------------------
                                     (in millions, except revenue/transaction)
        FULL SERVICE
        Revenue                  $71.1       74.1       $71.6       $75.1      $81.5
        Active Subscribers         2.9        3.1         3.2         3.5        3.9
        Transactions              65.5       69.0        67.2        74.9       80.3
        Revenue/Transaction*     $1.09      $1.07       $1.07       $1.00      $1.01

        PAYMENT SERVICES
        Revenue                  $10.3      $10.7       $14.7       $13.9      $12.8
        Transactions              16.9       18.9        29.5        30.1       31.6
        Revenue/Transaction*     $0.61      $0.56       $0.50       $0.46      $0.41

        TOTAL TRANSACTIONS        82.4       87.9        96.7       105.0      111.9

        OTHER REVENUE             $8.3       $9.8**      $9.7***     $9.2      $10.3

        *NOTE: Revenue/Transaction is derived by dividing all services and transaction revenue earned in the category by the number of transactions tracked in the category.
        **NOTE: Excludes a $2.7 million non-cash reduction to GAAP other revenue of $7.1 million for warrants issued to a third party.
        ***NOTE: Excludes a $0.6 million non-cash increase to GAAP other revenue of $10.3 million for warrants issued to a third party.

        CheckFree INVESTMENT SERVICES division reported revenue of $20.4 million for the third quarter, a two percent increase over the $20.0 million reported for the same period of fiscal 2002. Pro forma operating income was $5.6 million compared to pro forma operating income of $6.9 million in the third quarter of fiscal 2002. Pro forma results for the quarter ended March 31, 2003, exclude $0.6 million of acquisition-related amortization, and pro forma results for the quarter ended March 31, 2002, exclude $1.6 million of acquisition-related amortization and a $2.3 million reorganization change. GAAP operating income for the third quarter was $5.1 million, compared to $3.0 million in the third quarter of fiscal 2002.

                       CheckFree Reports Solid Financial and Operational Results
                                                 for Third Quarter-- PAGE 4 of 5

        The Company's SOFTWARE division reported revenue of $16.3 million for the third quarter, a 10 percent increase from the $14.8 million reported for the same period last year. The division reported pro forma operating income of $5.1 million for the third quarter, compared to pro forma operating income of $2.5 million in the third quarter of fiscal 2002. Pro forma results for the quarter ended March 31, 2003, exclude $1.6 million of acquisition-related amortization, and pro forma results for the quarter ended March 31, 2002, exclude $3.4 million of acquisition-related amortization and a $2.4 million reorganization charge. GAAP operating income was $3.5 million for the third quarter, compared to an operating loss of $3.3 million in the third quarter of fiscal 2002.

        Administrative costs for the quarter were $8.3 million on a pro forma and GAAP basis, roughly six percent of revenue.

EXPECTATIONS FOR THE FOURTH QUARTER OF FISCAL YEAR 2003

        "For the quarter to end June 30, 2003, we anticipate revenue in the range of $140 to $145 million," said David Mangum, CheckFree's chief financial officer. "We expect to generate pro forma earnings per share in the range of 21 to 23 cents and a GAAP loss per share in the range of $0.08 to $0.12 cents for the quarter. Based on our continued strong performance, for the full year, our expectations are now for pro forma earnings per share of 80 to 82 cents, and a GAAP loss per share in the range of 48 to 52 cents. Our projected pro forma earnings per share results for the upcoming quarter exclude $45.5 million of acquisition-related amortization."

        "In addition, we expect to deliver around $120 million in free cash flow for the year, which we derive from expected GAAP net cash flows from operating activities of about $150 million less expected capital expenditures of about $30 million," Mangum continued.

        "Our fourth quarter expectations are based on sequential transaction growth of 7 to 9 percent, which reflects continued solid growth across our electronic billing and payment customer base, expected additional attrition of transaction volumes from banks moving to in-house processing, and the positive impact of additional Federal Reserve processing days in the upcoming quarter. We expect continued challenging environments for both new software sales and new account growth for our Software and Investment Services divisions, respectively," Mangum concluded.

ABOUT CHECKFREE (www.checkfreecorp.com)
CheckFree (NASDAQ: CKFR) is the leading provider of financial electronic commerce services and products. Founded in 1981 and celebrating its 22nd year in e-commerce, CheckFree is comprised of three divisions: Electronic Commerce, Software, and Investment Services. CheckFree launched the first fully integrated electronic billing and payment solution in 1997. In the quarter ended March 31, 2003, about 9 million consumers initiated online payments through services offered by CheckFree's ELECTRONIC COMMERCE division. The company has multi-year contracts with 277 of the nation's top billers to provide online billing and payment through 842 financial services organizations, including banks, brokerage firms, Internet portals and content sites and personal financial management
(PFM) software. CheckFree INVESTMENT SERVICES provides a broad range of investment management services to thousands of financial institutions nationwide. The division's clients manage more than 1.2 million portfolios totaling more than $500 billion in assets.

CheckFree's SOFTWARE division provides solutions through three operating units:
CheckFree ACH Solutions, CheckFree Financial and Compliance Solutions (CFACS), and CheckFree i-Solutions. CheckFree ACH Solutions provides software and services that are used to process more than

                       CheckFree Reports Solid Financial and Operational Results
                                                 for Third Quarter-- PAGE 5 of 5

two-thirds of the nation's eight billion Automated Clearing House payments, while CFACS provides reconciliation and compliance software and services to more than 400 organizations in the banking, brokerage, utility, retail, insurance and credit card industries, among others. CheckFree i-Solutions is the leading provider of e-billing and e-statement software and services for both business-to-consumer and business-to-business applications, with more billers as clients than all of its competitors have combined.

Certain of the Company's statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future, and include statements in this document regarding forecasts and expectations of revenues, pro forma earnings, cash flows, sequential transaction growth for the fourth quarter of fiscal 2003 and fiscal 2003 as a whole, and consumer adoption of electronic billing and payment services (paragraphs 4, 19, 20 and 21). Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company's business, and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2002 (filed September 26, 2002), Form 10-Q for the quarter ended September 30, 2002 (filed November 14, 2002), and Form 10-Q for the quarter ended December 31, 2002 (filed February 12, 2003). One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

                                      # # #

                     CHECKFREE CORPORATION AND SUBSIDIARIES
                Consolidated Condensed Statements of Operations
                                   (Unaudited)
                      (In thousands, except per share data)

                                                        Three Months Ended           Nine Months Ended
                                                            March 31,                     March 31,
                                                       2002          2003           2002           2003
                                                    -----------   -----------    ------------   -----------
Revenues:
     Processing and servicing                        $ 108,603     $ 121,899       $ 313,056     $ 352,398
     License fees                                        7,085         5,703          18,890        16,647
     Maintenance fees                                    5,595         6,563          17,804        19,066
     Other                                               3,303         7,136          12,849        18,930
                                                     ---------     ---------       ---------     ---------
          Total revenues                               124,586       141,301         362,599       407,041

Expenses:
     Cost of processing, servicing and support          66,961        59,103         202,816       177,994
     Research and development                           13,464        13,595          43,554        39,104
     Sales and marketing                                13,142        13,631          43,418        40,582
     General and administrative                          9,654         9,656          32,638        28,657
     Depreciation and amortization                     100,831        57,011         334,863       170,987
     Impairment of intangible assets                         -             -         155,072             -
     Reorganization charge                              15,871             -          15,871             -
                                                     ---------     ---------       ---------     ---------
          Total expenses                               219,923       152,996         828,232       457,324
                                                     ---------     ---------       ---------     ---------

Loss from operations                                   (95,337)      (11,695)       (465,633)      (50,283)
Interest, net                                           (1,272)       (1,589)         (2,987)       (4,055)
Loss on investments                                          -        (1,297)              -        (3,228)
                                                     ---------     ---------       ---------     ---------

Loss before income taxes and cumulative
  effect of accounting change                          (96,609)      (14,581)       (468,620)      (57,566)

Income tax benefit                                     (19,150)       (6,751)        (87,081)      (25,247)
                                                     ---------     ---------       ---------     ---------

Loss before cumulative effect of accounting change     (77,459)       (7,830)       (381,539)      (32,319)

Cumulative effect of accounting change                       -             -               -        (2,894)
                                                     ---------     ---------       ---------     ---------

   Net loss                                          $ (77,459)    $  (7,830)      $(381,539)    $ (35,213)
                                                     ==========    ==========      =========     =========


Basic and diluted loss per share:

  Basic and diluted net loss per share before
     cumulative effect of accounting change          $   (0.89)    $   (0.09)      $   (4.37)    $   (0.36)
  Cumulative effect of accounting change                     -             -               -         (0.03)
                                                     ---------     ---------       ---------     ---------
  Net loss per common share                          $   (0.89)    $   (0.09)      $   (4.37)    $   (0.40)
                                                     =========     =========       =========     =========

  Equivalent number of shares                           87,446        88,949          87,250        88,672
                                                     =========     =========       =========     =========

                     CHECKFREE CORPORATION AND SUBSIDIARIES
     Supplemental Pro Forma Consolidated Condensed Statements of Operations
                                   (Unaudited)
                      (In thousands, except per share data)

                                                 Three Months Ended               Nine Months Ended
                                                      March 31,                         March 31,
                                                2002           2003              2002           2003
                                             -----------    ------------      ------------   -----------
Revenues:
     Processing and servicing                 $ 108,603       $ 121,899         $ 313,056     $ 351,754
     License fees                                 7,085           5,703            18,890        16,647
     Maintenance fees                             5,595           6,563            17,804        19,066
     Other                                        3,303           7,136            12,849        18,930
                                              ---------       ---------         ---------     ---------
          Total Revenues                        124,586         141,301           362,599       406,397

Expenses:
     Cost of processing, servicing and support   66,961          59,103           202,816       177,994
     Research  and development                   13,464          13,595            43,554        39,104
     Sales and marketing                         13,142          13,631            43,418        40,582
     General and administrative                   9,654           9,656            32,638        28,657
     Depreciation and amortization               10,538          11,021            30,142        32,683
                                              ---------       ---------         ---------     ---------
          Total Expenses                        113,759         107,006           352,568       319,020
                                              ---------       ---------         ---------     ---------

Income from operations                           10,827          34,295            10,031        87,377
Interest, net                                    (1,272)         (1,589)           (2,987)       (4,055)
                                              ---------       ---------         ---------     ---------

Income before income taxes                        9,555          32,706             7,044        83,322

Income tax expense                                3,627          12,210             2,698        31,054
                                              ---------       ---------         ---------     ---------

Net income                                    $   5,928       $  20,496         $   4,346     $  52,268
                                              =========       =========         =========     =========

Basic income per share:

  Net income per common share                 $    0.07       $    0.23         $    0.05     $   0.59
                                              =========       =========         =========     ========

  Equivalent number of shares                    87,446          88,949            87,250        88,672
                                              =========       =========         =========     =========

Diluted income per share:

  Net income per common share                 $    0.07       $    0.23         $    0.05     $    0.59
                                              =========       =========         =========     =========

  Equivalent number of shares                    87,910          90,031            88,176        89,013
                                              =========       =========         =========     =========

These supplemental pro forma statements of operations for the three and nine month periods ended March 31, 2002 and 2003 are for illustrative purposes only and are not prepared in accordance with generally accepted accounting principles. They present the operating results of the Company, excluding acquisition related and other one time charges of $106.2 million for the three months ended March 31, 2002, which represents $90.3 million of intangible amortization and a reorganization charge of $15.9 million; of $47.3 million for the three months ended March 31, 2003, which represents $46.0 million of intangible amortization, and a $1.3 million investment impairment charge; of $475.7 million for the nine months ended March 31, 2002, which represents $304.7 million of intangible amortization, a charge of $155.1 million for the impairment of intangible assets and a reorganization charge of $15.9 million; and of $145.0 million for the nine months ended March 31, 2003, which represents $0.6 million of revenue for the true up of a non-cash charge resulting from the vesting of warrants issued to a third party, $138.3 million of intangible amortization, a charge of $2.9 million for the impairment of intangible assets, and a $3.2 million investment impairment charge. The tax benefit in all periods has been adjusted for the impact of deductible intangible amortization and other deductible charges at a rate of 40%. The diluted equivalent number of shares differ between GAAP and pro forma due to the anti-dilutive effect of potentially dilutive securities in periods that reflect a GAAP basis net loss.

                     CHECKFREE CORPORATION AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                   (Unaudited)
                                 (In thousands)



                                                           June 30,               March 31,
                                                             2002                    2003
                                                       -----------------        ---------------
Current assets:
     Cash, cash equivalents and investments                 $   205,967            $   231,348
     Accounts receivable, net                                    88,030                 81,506
     Other current assets                                        20,171                 21,018
                                                            -----------            -----------
          Total current assets                                  314,168                333,872

Property and equipment, net                                      95,625                100,570
Capitalized software and intangible assets, net               1,146,487              1,002,647
Investments                                                      72,788                135,690
Other                                                             8,409                  7,536
                                                            -----------            -----------
     Total assets                                           $ 1,637,477            $ 1,580,315
                                                            ===========            ===========


Current liabilities:
    Accounts payable, accrued liabilities and other         $    70,017            $    69,470
    Deferred revenues                                            42,410                 39,439
                                                            -----------            -----------
          Total current liabilities                              112,427                108,909

Accrued rent and other                                            3,019                  3,486
Long-term obligations, less current portion                       3,877                  7,199
Deferred income taxes                                            39,993                  6,216
Convertible subordinated notes                                  172,500                172,500

Net stockholders' equity                                      1,305,661              1,282,005
                                                            -----------            -----------
     Total liabilities and stockholders' equity             $ 1,637,477            $ 1,580,315
                                                            ===========            ===========